EXHIBIT 99.1

ChinaCast Education Corporation Raises Approximately $11 Million From Shelf Offering

BEIJING, Sept. 26, 2008 (GLOBE NEWSWIRE) -- ChinaCast Education Corporation (Nasdaq:CAST), a leading for-profit, post-secondary education and e-learning services provider in China, today announced that it priced an offering to sell 4,250,000 shares of its common stock at a public offering price of $2.60 per share. The shares are being sold under the Company's previously filed shelf registration statement, which was declared effective by the Securities and Exchange Commission on September 24, 2008.

The Company expects the total public offering price to be approximately $11,050,000 and that the proceeds before expenses of the offering to be approximately $10,387,000. The Company currently intends to use the proceeds to fund product development, corporate growth and other general corporate purposes, as well as for capital expenditures and working capital needs.

In connection with the offering, the Company also granted the underwriter a 30-day option to purchase up to an additional 637,500 shares to cover over-allotments, if any. The offering is expected to close on or about October 1, 2008.

Roth Capital Partners, LLC, acted as the sole underwriter of the offering. Copies of the final prospectus relating to the offering may be obtained from Roth Capital Partners, LLC, at 24 Corporate Plaza, Newport Beach, CA 92660, Tel: +1-949-720-5700.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company and there shall not be any sale of any such securities in a State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading for-profit, post-secondary education and e-learning services provider in China. The Company provides its post-secondary degree programs through its 80% ownership in the holding company of the Foreign Trade and Business College (FTBC) of Chongqing Normal University. FTBC offers career-oriented bachelor's degree and diploma programs in business, economics, trade, tourism management, advertising, language, IT and music. These degree and diploma programs are fully accredited by the PRC Ministry of Education. The Company provides its e-learning services to post-secondary institutions, K-12 schools, government agencies and corporations via its nationwide satellite broadband network. These services include interactive distance learning applications, multimedia education content delivery, English language training and vocational training courses. The company is listed on the NASDAQ with the ticker symbol CAST.

CONTACT:  ChinaCast Education Corporation
          Michael J. Santos, Chief Marketing Officer & Investor
           Relations Officer
          (86-10) 6566-7788
          mjsantos@chinacasteducation.com
          Investor Relations Home Page: http://www.chinacasteducation.com
          15/F Reignwood Center, No. 8 Yong An-Dongli, Jianguomenwai Avenue
          Beijing 100022, PRC

          Advanced Investor Relations, L.L.C.
          US Investor Relations Contact:
          Miranda Weeks
          (703) 485-6067
          miranda@advancedinvestorrelations.com